Exhibit 99.1

FOR IMMEDIATE RELEASE:

For additional information contact:

Joseph Cormier	Mark Root
Vice President, Corporate Development	Executive Director, Corporate Communications
703-218-8258	off: 703-218-8397; cell: 571-259-1169
joe.cormier@mantech.com	mark.root@mantech.com

ManTech Announces the Sale of its MSM Subsidiary

FAIRFAX, Virginia, February 15, 2007 — ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions focused on mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security and Justice; the Space Community; and other federal government customers announced today that it has entered into a definitive purchase agreement to sell its wholly-owned subsidiary MSM Security Services, LLC to MSM Holdings, LLC for $3 million in cash and expects the transaction to close by the end of February 2007. MSM Holdings LLC is solely owned by George J. Pedersen, ManTech’s Chairman and Chief Executive Officer.

ManTech entered the Personnel Security Investigation (PSI) business in 2000 when it was awarded a contract from the Defense Security Service (DSS). In 2003, ManTech won an additional contract with the DSS through a joint venture with MSM. Shortly after that award, ManTech acquired MSM. “We entered the PSI business with the belief that its operating profile would change from a labor intensive model to a technology services business consistent with ManTech’s strategy and direction,” said Mr. Pedersen. “This change did not occur and the subsidiary is not aligned with ManTech’s core business and strategic direction.”

Since April 2005, the Company has diligently worked with a nationally recognized investment banking firm to divest the MSM subsidiary. As a result, the unit has been carried in discontinued operations on ManTech’s financial statements since February 2005. “This is a very complex and difficult business for an acquirer to understand,” said Kevin Phillips, ManTech Executive Vice President and Chief Financial Officer. “We had a number of firms present expressions of interest and offers, and we worked closely with each one to explain the business opportunity, but we could not agree on acceptable terms and close a transaction.”

In early January, Mr. Pedersen presented an offer to the ManTech Board of Directors to purchase the MSM subsidiary. Mr. Pedersen’s offer exceeded the value of any other offer extended to the Company. “This subsidiary has sustained losses over the past three years and has been a persistent cause of concern for our shareholders,” said Mr. Pedersen. “My offer is fair and reasonable and is in the best interest of ManTech and its shareholders.”

The purchase was approved by ManTech’s Board of Directors. A special committee of the Board comprised solely of independent directors was formed to review the transaction. The special committee of the Board unanimously recommended approval of the transaction to the full board. The special committee received a fairness opinion from England Securities, LLC, an independent financial advisor retained by the special committee, confirming that the consideration received by the Company in connection with the transaction is fair to ManTech from a financial point of view.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security, and Justice; the Space Community; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. The company operates in the United States and over 40 countries worldwide. In 2005, Red Herring magazine selected ManTech as one of its Small Cap 100 Companies; and in 2006, Business 2.0 magazine named ManTech one of its 100 Fastest Growing Technology Companies. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; uncertainties specifically related to discontinued operations, including our ability to close the sale or dispose of our MSM operations; adverse results of U.S. government audits of our government contracts; adverse effect of contract consolidation; adverse changes in our mix of contract types; risk of contract performance or termination; failure to obtain option awards, task orders or funding under contracts; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; risks associated with complex U.S. government procurement laws and regulations; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors “ in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.